Exhibit 1(hh)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

CERTIFICATION OF CLASSIFICATION OF SHARES

The undersigned, the Secretary of BlackRock FundsSM (the “Trust”), does hereby certify that:

1) at a meeting held on December 15, 2015, the Board of Trustees of the Trust, on behalf of each of the following classes of the Trust:

BlackRock Municipal Money Market Portfolio

BlackRock Ohio Municipal Money Market Portfolio; and

BlackRock Pennsylvania Municipal Money Market Portfolio

(each a “Fund” and collectively, the “Funds”)

approved a proposal to liquidate the Fund pursuant to Section 5.1(B) (10) (b) of the Trust’s Declaration of Trust (each a “Liquidation,” and collectively, the “Liquidations”);

2) each Liquidation took place as of April 30, 2016;

3) following the Liquidation with respect to BlackRock Municipal Money Market Portfolio and the redemption of all outstanding shares, the Fund was terminated pursuant to Section 5.1 A of the Declaration as a class of the Trust, and all references to the Fund in the Trust’s Certification of Classification of Shares by its alphabetical designation C are hereby removed;

4) following the Liquidation with respect to BlackRock Ohio Municipal Money Market Portfolio and the redemption of all outstanding shares, the Fund was terminated as a class of the Trust, and all references to the Fund in the Trust’s Certification of Classification of Shares by its alphabetical designation I are hereby removed; and

5) following the Liquidation with respect to BlackRock Pennsylvania Municipal Money Market Portfolio and the redemption of all outstanding shares, the Fund was terminated as a class of the Trust, and all references to the Fund in the Trust’s Certification of Classification of Shares by its alphabetical designation J are hereby removed.

Witness my hand and seal this 5th day of May, 2016.

/s/ Benjamin Archibald
Benjamin Archibald Secretary